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                                                               Exhibit 12

                               Schedule of
                         Earnings to Fixed Charges
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

                                                                                                        Twelve
                                                                                Three Months Ended      Months
                                       Year Ended December 31,                  -------------------      Ended
                             -------------------------------------------------   March 29,   March 28,  March 28,
                             1993       1994       1995       1996       1997      1997        1998      1998
                             ----       ----       ----       ----       ----      ----        ----      ----
                              (Dollars in millions, except ratios)            (Unaudited) (Unaudited) (Unaudited)

Earnings were calculated
  as follows:
  Income before provision
    for income taxes       $ (19.6)   $ (99.1)   $ (87.6)   $ (28.9)   $ 18.5      $ 0.5      $ 2.6     $ 20.6
  Add: Fixed charges          26.7       28.2       30.6       18.6      16.5        3.9        4.1       16.7
                           -------    -------    -------    -------     -----      -----      -----     ------
Earnings                       7.1      (70.9)     (57.0)     (10.3)     35.0        4.4        6.7       37.3
                           -------    -------    -------    -------     -----      -----      -----     ------

Fixed Charges were calculated
  as follows:
  Interest expense, net       23.0       24.6       22.7       16.9      15.2        3.6        3.8       15.4
  Amortization of deferred
    financing costs              -          -        5.2          -         -          -          -          -
  Portion of rental
    attributable to interest   3.7        3.6        2.7        1.7       1.3        0.3        0.3        1.3
                           -------    -------    -------    -------     -----      -----      -----     ------
  Fixed charges            $  26.7    $  28.2    $ 30.6     $  18.6    $ 16.5      $ 3.9      $ 4.1     $ 16.7
                           -------    -------    -------    -------     -----      -----      -----     ------

Ratio of earnings to fixed
  charges                        -          -        -           -         2.1       1.1        1.6        2.2

Deficiency                 $ (19.6)    $ (99.1)  $ (87.6)   $ (28.9)

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